UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2005
NEW VALLEY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-2493	13-5482050

(Commission File Number)	(I.R.S. Employer Identification No.)

100 S.E. Second Street, Miami, Florida	33131

(Address of Principal Executive Offices)	(Zip Code)
(305) 579-8000
(Registrant’s Telephone Number, Including Area Code)
(Not Applicable)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     In October 1994, New Valley Corporation (the “Company”) commenced an action against the United States government seeking in excess of $30 million in damages for breach of a launch services agreement regarding the launch of one of the Westar satellites owned by New Valley’s former Western Union satellite business. The Company had a contract with NASA to launch two Westar satellites. The first satellite was launched in 1984, and the second was scheduled to be launched in 1986. Following the explosion of the space shuttle Challenger in January 1986, President Reagan announced a change in the government’s policy regarding commercial satellite launches whereby NASA’s launch services would be restricted to those satellites with payloads that either were shuttle-unique or had national security or foreign policy implications. Consistent with that decision, NASA did not include the Company’s Westar VI-S satellite on the shuttle manifest and advised the Company that its Westar VI-S satellite would most likely not be launched.
     The government filed a motion to dismiss the case which was granted by the United States Court of Federal Claims. In 1997, the United States Court of Appeals for the Federal Circuit reversed and remanded the case. Trial of the case was held in August 2004 before Judge Weinstein in the United States Court of Federal Claims and decision was reserved. In December 2004, the case was transferred to Judge Wiese of the United States Court of Federal Claims. On August 19, 2005, Judge Wiese issued an opinion concluding that the United States government is liable for breach of contract to the Company. A determination of damages was deferred until presentation of further evidence in a supplementary trial proceeding.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit No.	Exhibit

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of New Valley Corporation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW VALLEY CORPORATION
/s/ J. Bryant Kirkland III
Date: August 25, 2005	J. Bryant Kirkland III
Vice President, Treasurer and Chief Financial Officer

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